UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 1, 2011

GOLDEN PHOENIX MINERALS, INC.
(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-22905 (Commission File Number)	41-1878178 (IRS Employer Identification No.)

1675 East Prater Way, #102 Sparks, Nevada (Address of Principal Executive Offices)	89434 (Zip Code)
775-853-4919 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.01.  Entry Into a Material Definitive Agreement.

On June 1, 2011, Golden Phoenix Minerals, Inc. (the “Company”) entered into a definitive Mining Asset Purchase and Strategic Alliance Agreement (the “Agreement”) with Sala-Valc S.A.C., a Peruvian corporation, (“SV”) further to that certain binding Memorandum of Understanding dated October 4, 2010 (“MOU”) between the Company and SV, pursuant to which, the Company shall acquire an 80% interest in five (5) certain mining interests and/or groups of mining concessions, as applicable, including rights to use a processing plant and a tungsten and molybdenum stock pile (the “Porvenir Production Property”), as well as those certain exploration properties, including the Porvenir tungsten molybdenum exploration property, the Alicia gold exploration property and other related rights, situated in the Puno region of southern Peru, together with two concession groups situated in the La Libertad district in northern Peru, known as the Group of the 8 and Tornitos (collectively referred to as the “Exploration Properties”), (the Porvenir Production Property and Exploration Properties may be collectively referred to herein as the “Property”).  The MOU was previously disclosed in the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 8, 2010 (the “Prior Report”).  All information set forth in the Prior Report is herein incorporated in its entirety.

Pursuant to the terms of the Agreement, a closing is anticipated to occur on or before June 30, 2011, upon the satisfaction of certain conditions and delivery of certain closing deliverables (“Closing”), namely, the parties will each contribute their respective rights and interests in and to the Property to certain entities to be formed for the purpose of owning and operating the Property and the mining concessions will be in good standing, among other deliverables.  In consideration for an 80% interest in the Porvenir Production Property, the Company will pay SV an aggregate of $750,000 (of which amount $400,000 has been previously paid, with the remaining sum to be paid in $50,000 monthly increments from the date of the Agreement) and issue shares of restricted Company common stock equivalent to $500,000, based on a per share price equal to the 10-day trailing VWAP beginning from the closing price of the Company’s common stock as quoted by the OTC Bulletin Board on the date of the MOU (the “Shares”) such issuance subject to certain restrictions and 20% incremental releases from an escrow upon successful completion of certain milestones.

Further, in consideration for an 80% interest in the Exploration Properties, the Company previously paid SV the aggregate amount of $300,000.  Pursuant to the Agreement, the Company commits to expend by March 4, 2012, a minimum aggregate amount of $500,000 in exploration, development and/or production work on the Exploration Properties, as it deems appropriate, of which amount $106,745.68 had been satisfied as of the date of the Agreement.  There is an area of interest encompassing 2 kilometers surrounding each mining concession comprising the Exploration Properties, whereby each individual alliance entity shall have a right of first offer to acquire any opportunities or interests identified by either party within the respective area of interest.

The Company will be the operator of the Property and will fund operations, in its sole discretion as to determination of the means, amount and timing for exploration and, if economically feasible, production.  In the event the Company expends monies on any individual property included in the Exploration Properties, and reaches a point of positive bankable feasibility study (“BFS”) on such property (“Target Property”), then the Company will have the right to purchase SV’s 20% or other then-existing ownership interest in such Target Property for an amount equal to SV’s then-existing percent ownership interest multiplied by the total net asset value (“NAV”) of such Target Property, with such discount rate as defined within the BFS.

Additionally, the Company will have the right to sell any individual property or to pool its interests and SV’s interests in all of the Exploration Properties in connection with a proposed sale pursuant to a bona fide arm’s length offer, as determined in its sole discretion, and SV will cooperate to effect the sale of all such interest in the applicable Exploration Properties.  In such event, the Company and SV shall share the net profits derived from each and all such sales on the basis of their respective ownership interests.  Further, SV will have 30 calendar days from the date of notice regarding a proposed sale to notify the Company if it elects to acquire the offered interest at the same price and on the same terms and conditions as set forth in the notice.

SECTION 3 – SECURITIES AND TRADING MARKETS

Item 3.02. Unregistered Sales of Equity Securities

As disclosed above, on June 1, 2011, the Company entered into the definitive Mining Asset Purchase and Strategic Alliance Agreement with SV, pursuant to which the Company will issue SV the Shares, such issuance subject to certain restrictions and release from an escrow upon successful completion of certain milestones.  The disclosure under Item 1.01, above, is incorporated by reference in its entirety into this Item 3.02.

The Shares are being issued in reliance upon exemptions from registration under the Securities Act of 1933, as amended (the “Securities Act”), including, without limitation, Section 4(2) of the Securities Act and Rule 903 of Regulation S promulgated under the Securities Act.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GOLDEN PHOENIX MINERALS, INC.,
a Nevada corporation

Date: June 7, 2011	By: /s/ Thomas Klein
Thomas Klein, Chief Executive Officer